Exhibit 99.1

August 5, 2014

Diligent Announces Pending Change to Board

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) today announced that Mark Weldon intends to resign from the Board of Diligent as a consequence of accepting the position of Chief Executive of Mediaworks New Zealand.  Given the nature of his new role as Chief Executive, combined with the fact Diligent is headquartered in New York, it will not be feasible for Mark to remain a Director of Diligent.

Mark has agreed to remain on Diligent’s Board until such time that the Company finds a replacement so that the Company can continue to meet its requirement to have two resident New Zealand directors under the NZX Listing Rules.  Diligent is appreciative of Mark’s flexibility to work through the timing of his resignation with the Diligent Board.

Mr. David Liptak, Chairman of the Board, said: “We would like to thank Mark for his contribution to the Diligent Board and continued support whilst we go through the process of appointing another New Zealand director.  We wish him all the very best in his new role at Mediaworks New Zealand.”

Mr. Weldon commented: “Diligent is an outstanding technology company that is regaining momentum, and has a bright future. I have valued my time with the company, and wish it all the best for future success.”

Investor inquiries:	Media inquiries:

Sonya Joyce Ph: + 64 4 894 6912	Geoff Senescall Ph: + 64 21 481 234

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offerings, or keep pace with technological changes that impact the use of our product offerings, or suffer security breaches or service interruptions, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Board Member Services, Inc.’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K/A filed with the SEC on May 20, 2014.